Exhibit 99.1

Contact:	For Centuri investors,	For Centuri media information,

	contact:	contact:

	(623) 879-3700	Jennifer Russo

	Investors@Centuri.com	(602) 781-6958

JRusso@Centuri.com

FOR IMMEDIATE RELEASE

December 9, 2024

CENTURI ANNOUNCES 2025 ANNUAL MEEING OF STOCKHOLDERS DATE

PHOENIX, AZ- December 9, 2024- Centuri Holdings, Inc. (NYSE: CTRI) (“Centuri” or the “Company”), a leading, pure-play North American utility infrastructure services company, today announced that its 2025 Annual Meeting of Stockholders (“2025 Annual Meeting”) will take place on April 16, 2025, at a place and time to be announced at a later date.

Pursuant to the Company’s bylaws, in order for a stockholder proposal to be properly submitted for presentation at the 2025 Annual Meeting, notice must be given to the Company no earlier than the close of business on December 17, 2024 and prior to the close of business on January 16, 2025. Stockholder proposals must otherwise comply with the additional requirements set forth in the Company’s bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Stockholders who wish to include a proposal in the Company’s proxy materials for the 2025 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act must deliver such proposal to the Company no later than December 17, 2024.

Centuri will make important information about the meeting and the matters to be considered available to all stockholders of record and encourages stockholders to review the information as soon as it becomes available.

About Centuri

Centuri Holdings, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.